THIRD AMENDMENT TO PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (this "Amendment") is made and entered into as of April 25, 2022 (the "Effective Date") by and between Pineapple Energy Inc., f/k/a/ Communications Systems, Inc., a Minnesota corporation ("Seller") and Buhl Investors, LLC, a Minnesota limited liability company, or its assigns ("Buyer").

RECITALS

WHEREAS, Seller and Buyer entered into a Purchase Agreement dated November 18, 2021, amended pursuant to a First Amendment to Purchase Agreement dated February 15, 2022, and further amended by that certain Second Amendment to Purchase Agreement dated April 11, 2022 (collectively, the "Purchase Agreement") wherein Seller agreed to sell to Buyer, and Buyer agreed to buy from Seller, that certain real property located at 10900 Red Circle Drive, located in the city of Minnetonka, Hennepin County, Minnesota, and as more particularly described in the Purchase Agreement; and

WHEREAS, Buyer and Seller now desire to further amend the Purchase Agreement in the manner set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.                  Recitals; Defined Terms. The foregoing recitals are true and correct and are incorporated herein by reference. All capitalized terms in this Amendment shall have the same meaning as set forth in the Purchase Agreement, except as otherwise noted herein.

2.                  Extension of the Contingency Termination Date. The Contingency Termination Date pursuant to the Purchase Agreement is scheduled for 5:00 pm CDT on April 26, 2022. The parties hereby acknowledge and agree that the Contingency Termination Date is hereby amended to instead be scheduled for 11:59 pm CDT on Thursday, May 26, 2022.

3.                  Inspection and Contingency Rights. Buyer hereby waives its contingency rights held under the Purchase Agreement strictly related to title and survey conditions under Section 3.3 of the Purchase Agreement, and any physical conditions of the Real Estate. The parties agree and acknowledge that Buyer's waiver herein is strictly limited to the foregoing, and does not constitute a waiver of any other contingencies found within the Purchase Agreement and in favor of Buyer, including, but not limited to, (1) obtaining the necessary access approvals from the City of Minnetonka related to Buyer's intended use of the Property; and (2) obtaining a driveway easement from the neighboring property owner to the West, in a form reasonably acceptable to Buyer in its sole and absolute discretion.

4.                  Closing Date. The original Closing Date pursuant to the Purchase Agreement was set to occur fifteen (15) days following the Contingency Termination Date. The parties herby acknowledge and agree that the Closing Date is hereby extended to be on or before Friday, June 10, 2022.

5.                  Conflict Provision. This Amendment is intended to supplement and amend the provisions of the Purchase Agreement. To the extent that any of the provisions contained herein are inconsistent with the provisions of the Purchase Agreement, the provisions of this Amendment shall control. Except as specifically modified herein, the Purchase Agreement shall remain unchanged and in full force and effect.

6.                  Counterpart Execution. This Amendment may be executed via electronic transmission including the use of DocuSign or similar services, facsimile transmission, or via email and in one or more counterparts which, taken together, shall constitute one and the same amendment.

IN WITNESS WHEREOF, this Amendment has been executed and delivered by Seller and Buyer and shall be deemed to be effective as of the date set forth above.

SELLER:

Pineapple Energy Inc.,
a Minnesota corporation

By:
Mark Fandrich
Chief Financial Officer

BUYER:

BUHL INVESTORS, LLC,
a Minnesota limited liability company

By:
Peter Deanovic
Chief Executive Officer

S-1